SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 9, 2006

Beckman Coulter, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard
Fullerton, California 92834-3100
(Address of principal executive offices) (Zip Code)

(714) 871-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2006, Beckman Coulter entered into a compensation arrangement with Charles P. Slacik as described in Item 5.02 of this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 9, 2006, Beckman Coulter appointed  Mr. Charles P. Slacik, C.P.A. to the position of Senior Vice President and Chief Financial Officer of the Company, effective October 25, 2006.  Mr. Slacik will replace Carolyn D. Beaver, who was appointed to serve as the Company’s Chief Financial Officer on an interim basis on July 21, 2006. Ms. Beaver will continue in the position of Vice President and Controller, Principal Accounting Officer that she held prior to her appointment as Chief Financial Officer.

Mr. Slacik, 52, has served as Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., a specialty pharmaceutical company, since May 2003.  Prior to joining Watson, Mr. Slacik was Senior Vice President and Chief Financial Officer for C.R. Bard, Inc., a medical device company, from 1999 to 2003 and held numerous positions at Wyeth (formerly American Home Products Corporation) from 1981 to 1999.

Mr. Slacik will receive an initial base salary of $475,000 and will be granted 60,000 shares of  Beckman Coulter stock options at a strike price equal to the closing price of the Company’s stock on the first Monday of the month subsequent to his start date. He also will receive a restricted stock grant of 10,000 shares, with 5,000 vesting one year from his start date and the remaining 5,000 vesting three years from his start date.  Mr. Slacik does not have a separate written employment agreement with the Company and will be employed by the Company on an at-will basis.

Mr. Slacik was not selected pursuant to any arrangement or understanding between him and any other person. There are no transactions in which Mr. Slacik has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 – Financial Statements and Exhibits

Exhibit 99.1 – “Charles Slacik Joins Beckman Coulter as Senior Vice President and Chief Financial Officer” dated October 10, 2006.

EXHIBIT INDEX

Exhibits

Exhibit 99.1 – “Charles Slacik Joins Beckman Coulter as Senior Vice President and Chief Financial Officer” dated October 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 13, 2006

BECKMAN COULTER, INC.

By:	/s/ JACK E. SOROKIN
Name: Jack E. Sorokin
Title: Deputy General Counsel